Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2010

Dear Shareholders, Customers and Employees,

As anticipated, 2010 has continued to offer challenges, but your bank was able to generate $1,024,000 or $0.30 per share in net income for the first quarter of 2010 which supported the Board of Directors decision to pay dividends at the same level as the previous quarter.  The addition to the provision for loan losses has moderated when compared to the previous three quarters.  Additionally, the current economic environment has increased several non-interest expenses, primarily foreclosure, other real estate owned, and asset management expenses.

Total assets increased $35,757,000 (5.80%) and total deposits increased $39,634,000 (8.44%) over the previous quarter end, which was mainly attributable to the completion of the Findlay branch acquisition in late March 2010.  The Company was pleased to report an improvement in net interest margin which was 3.83% for the quarter and exceeded the first quarter of 2009 and the previous year, which were 3.76% and 3.66%, respectively.  The efficiency ratio remained acceptable at 63.20% for the quarter, but was negatively impacted by the decrease in mortgage loan fee income and the increase in non-interest expenses.

As always, we appreciate your continued support as we make every effort to enhance the value of your institution.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2010	Three months ended March 31, 2009
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 7,712	$ 8,399
Interest expense	2,489	3,359
Net interest income	5,223	5,040
Provision for loan losses	800	600
Net interest income after provision for loan losses	4,423	4,440
Non-interest income	730	983
Non-interest expenses	3,923	3,575
Income before income taxes	1,230	1,848
Provision for income taxes	206	416
Net income	$ 1,024	$1,432

Average common shares outstanding	3,444,514	3,442,419

PER COMMON SHARE
Net income	$0.30	$0.42
Cash dividends	$0.15	$0.15
Book value	$16.02	$15.36
Closing price	$10.60	$9.00

FINANCIAL RATIOS
Return on average assets	0.66%	0.93%
Return on average equity	7.48%	11.06%
Net interest margin	3.83%	3.66%
Efficiency ratio	63.20%	56.96%
Loans to deposits	78.85%	89.41%
Allowance for loan losses to loans	1.34%	0.87%
Cash dividends to net income	50.48%	36.07%

PERIOD END BALANCES
	As of March 31, 2010	As of Dec. 31, 2009
Assets	$652,163	$616,405
Loans	$401,605	$407,815
Deposits	$509,302	$469,668
Shareholders' equity	$55,175	$54,279

Common shares outstanding	3,444,549	3,443,766

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211